 Exhibit 1.1

AMENDMENT NO. 1 TO AT-THE-MARKET ISSUANCE SALES AGREEMENT

December 8, 2017

Ladies and Gentlemen:

CorMedix Inc. (the “Company”) and MLV & Co. LLC (“MLV”) are parties to that certain At-the-Market Issuance Sales Agreement dated April 8, 2015 (the “Original Agreement”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Original Agreement. The parties, together with B. Riley FBR, intending to be legally bound, hereby amend the Original Agreement as follows:

1. All references to “MLV & Co. LLC” and “MLV” set forth the Original Agreement are revised to read “B. Riley FBR, Inc.” and “B. Riley FBR” respectively.

2. Section 1 is deleted in its entirety and replaced with the following:

“Issuance and Sale of Shares. The Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through B. Riley FBR, shares (the “Placement Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), provided however, that in no event shall the Company issue or sell through B. Riley FBR such number of Placement Shares that (a) exceeds $50.0 million of Common Stock registered on the effective Registration Statement (as defined below) pursuant to which the offering is being made, or (b) exceeds the number of authorized but unissued shares of Common Stock (the lesser of (a) and (b), the “Maximum Amount”). Notwithstanding anything to the contrary contained herein, the parties hereto agree that compliance with the limitations set forth in this Section 1 on the number of Placement Shares issued and sold under this Agreement shall be the sole responsibility of the Company and that B. Riley FBR shall have no obligation in connection with such compliance. Pursuant to this Agreement, shares of our common stock were previously sold for $39.5 million in aggregate gross proceeds under a separate prospectus. Under this Agreement, as amended by Amendment No. 1 to the At-the-Market Issuance Sales Agreement, the Company, through B. Riley FBR, may offer and sell further shares of common stock having an aggregate offering price of up to $20,000,000 pursuant to the Prospectus (as defined below).The issuance and sale of Placement Shares through B. Riley FBR will be effected pursuant to the Registration Statement (as defined below), although nothing in this Agreement shall be construed as requiring the Company to use the Registration Statement to issue any Placement Shares.

The Company has filed, in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”), a registration statement on Form S-3 (File No. 333-203300), including a base prospectus relating to certain securities, including the Placement Shares, to be issued from time to time by the Company, and which incorporates by reference documents that the Company has filed or will file in accordance with the provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”). The Company has prepared a prospectus supplement to the base prospectus included as part of such registration statement specifically relating to the Placement Shares (the “Prospectus Supplement”). The Company will furnish to B. Riley FBR, for use by B. Riley FBR, copies of the base prospectus included as part of such registration statement, as supplemented by the Prospectus Supplement, relating to the Placement Shares. Except where the context otherwise requires, such registration statement, and any post-effective amendment thereto, including all documents filed as part thereof or incorporated by reference therein, and including any information contained in a Prospectus (as defined below) subsequently filed with the Commission pursuant to Rule 424(b) under the Securities Act or deemed to be a part of such registration statement pursuant to Rule 430B of the Securities Act, is herein called the “Registration Statement.” The base prospectus, including all documents incorporated or deemed incorporated therein by reference to the extent such information has not been superseded or modified in accordance with Rule 412 under the Securities Act (as qualified by Rule 430B(g) of the Securities Act), included in the Registration Statement, as it may be supplemented by the Prospectus Supplement, in the form in which such base prospectus and/or Prospectus Supplement have most recently been filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act, is herein called the “Prospectus.” Any reference herein to the Registration Statement, the Prospectus or any amendment or supplement thereto shall be deemed to refer to and include the documents incorporated or deemed incorporated by reference therein, and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement or the Prospectus shall be deemed to refer to and include the filing after the execution hereof of any document with the Commission deemed to be incorporated by reference therein (the “Incorporated Documents”).

For purposes of this Agreement, all references to the Registration Statement, the Prospectus or to any amendment or supplement thereto shall be deemed to include the most recent copy filed with the Commission pursuant to its Electronic Data Gathering Analysis and Retrieval System, or if applicable, the Interactive Data Electronic Application system when used by the Commission (collectively, “EDGAR”).”

3. Section 3(a) is deleted in its entirety and replaced with the following:

“Subject to the terms and conditions of this Agreement, for the period specified in a Placement Notice, B. Riley FBR will use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of NYSE American (the “Exchange”), to sell the Placement Shares up to the amount specified in, and otherwise in accordance with the terms of, such Placement Notice. B. Riley FBR will provide written confirmation to the Company no later than the opening of the Trading Day (as defined below) immediately following the Trading Day on which it has made sales of Placement Shares hereunder setting forth the number of Placement Shares sold on such day, the compensation payable by the Company to B. Riley FBR pursuant to Section 2 with respect to such sales, and the Net Proceeds (as defined below) payable to the Company, with an itemization of the deductions made by B. Riley FBR (as set forth in Section 5(b)) from the gross proceeds that it receives from such sales. Subject to the terms of a Placement Notice, B. Riley FBR may sell Placement Shares by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415 of the Securities Act. “Trading Day” means any day on which Common Stock is purchased and sold on the Exchange.”

4. Section 6(k) is deleted in its entirety and replaced with the following:

“S-3 Eligibility. (i) At the time of filing the Registration Statement and (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), the Company met the then applicable requirements for use of Form S-3 under the Securities Act, including compliance with General Instruction I.B.1 of Form S-3, as applicable. The Company is not a shell company (as defined in Rule 405) and has not been a shell company for at least 12 calendar months previously and if it has been a shell company at any time previously, has filed current Form 10 information (as defined in Instruction I.B.6 of Form S-3) with the Commission at least 12 calendar months previously reflecting its status as an entity that is not a shell company.”

5. Section 9 is deleted in its entirety and replaced with the following:

“Payment of Expenses. The Company will pay all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, filing, including any fees required by the Commission, and printing of the Registration Statement (including financial statements and exhibits) as originally filed and of each amendment and supplement thereto and each Free Writing Prospectus, in such number as B. Riley FBR shall deem reasonably necessary, (ii) the printing and delivery to B. Riley FBR of this Agreement and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Placement Shares, (iii) the preparation, issuance and delivery of the certificates, if any, for the Placement Shares to B. Riley FBR, including any stock or other transfer taxes and any capital duties, stamp duties or other duties or taxes payable upon the sale, issuance or delivery of the Placement Shares to B. Riley FBR, (iv) the fees and disbursements of the counsel, accountants and other advisors to the Company, (v) the fees and disbursements of counsel to B. Riley FBR up to $35,000, inclusive of the $25,000 reimbursement previously paid by the Company, (vi) the fees and expenses of the transfer agent and registrar for the Common Stock, (vii) the filing fees incident to any review by FINRA of the terms of the sale of the Placement Shares, and (viii) the fees and expenses incurred in connection with the listing of the Placement Shares on the Exchange.

6. Section 14 is hereby amended to replace,

“MLV & Co. LLC
1251 Avenue of the Americas, 41st Floor
New York, New York 10020
Attention: General Counsel
Telephone: (212) 542-5870
Email: dcolucci@mlvco.com

with a copy to:

LeClairRyan, A Professional Corporation
885 Third Avenue
New York, NY 10022
Attention: James T. Seery
Telephone: (973) 491-3315
Email: james.seery@leclairryan.com”

With,

“B. Riley FBR, Inc.
299 Park Avenue
New York, NY 10171
Attention: General Counsel
Telephone:(212) 457-9947
Email: atmdesk@brileyfbr.com

with a copy to:

Duane Morris LLP
One Riverfront Plaza
1037 Raymond Boulevard, Suite 1800
Newark, New Jersey 07102-5429
Attention: James T. Seery
Telephone: (973) 424-2088
Email: jtseery@duanemorris.com”

7. Schedule 3 is hereby amended to replace,

“MLV

Randy Billhardt        rbillhardt@mlvco.com
Ryan Loforte            rloforte@mlvco.com
Patrice McNicoll      pmcnicoll@mlvco.com
Miranda Toledano    mtoledano@mlvco.com

With a copy to mlvatmdesk@mlvco.com”

With

“B. Riley FBR

Matthew Feinberg    mfeinberg@brileyfbr.com
Ryan Loforte            rloforte@brileyfbr.com
Patrice McNicoll      pmcnicoll@brileyfbr.com
Keith Pompliano      kpompliano@brileyfbr.com

with a copy to atmdesk@brileyfbr.com”

8. All references to “April 8, 2015” set forth in Schedule 1 and Exhibit 7(l) of the Original Agreement are revised to read “April 8, 2015 (as amended by Amendment No. 1 to At-the-Market Issuance Sales Agreement, dated December 8, 2017)”.

9. Except as specifically set forth herein, all other provisions of the Original Agreement shall remain in full force and effect.

10. Entire Agreement; Amendment; Severability. This Amendment No. 1 to the Original Agreement together with the Original Agreement (including all schedules and exhibits attached hereto and thereto and Placement Notices issued pursuant hereto and thereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. All references in the Original Agreement to the “Agreement” shall mean the Original Agreement as amended by this Amendment No. 1; provided, however, that all references to “date of this Agreement” in the Original Agreement shall continue to refer to the date of the Original Agreement, and the reference to “time of execution of this Agreement” set forth in Section 13(a) shall continue to refer to the time of execution of the Original Agreement.

11. Applicable Law; Consent to Jurisdiction. This amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof (certified or registered mail, return receipt requested) to such party at the address in effect for notices to it under this amendment and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

12. Waiver of Jury Trial. The Company, MLV and B. Riley FBR each hereby irrevocably waives any right it may have to a trial by jury in respect of any claim based upon or arising out of this amendment or any transaction contemplated hereby.

13. Assignment. MLV hereby assigns to B. Riley FBR its rights and obligations under the Original Agreement and this amendment, and upon the execution of this amendment MLV shall no longer be a party to the Original Agreement as amended. The Company hereby consents to the foregoing assignment in accordance with Section 15 of the Original Agreement.

14. Counterparts. This amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed amendment by one party to the other may be made by facsimile transmission.

[Remainder of Page Intentionally Blank]

If the foregoing correctly sets forth the understanding among the Company, MLV and B. Riley, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding amendment to the Original Agreement between the Company, MLV and B. Riley FBR.

Very truly yours,

CORMEDIX INC.

By:
/s/ Robert W. Cook
Name:     Robert W. Cook
Title:       Chief Financial Offier

MLV & CO. LLC

By:          /s/ Patrice McNicoll
Name:     Patrice McNicoll
Title:       Chief Executive Officer

B. RILEY FBR, INC.

By:          /s/ Patrice McNicoll
Name:     Patrice McNicoll
Title:       Co-Head of Investment Banking

[Signature page to Amendment No. 1 to At-the-Market Issuance Sales Agreement]